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                                                                  Exhibit 3.2(b)

                            CERTIFICATE OF AMENDMENT

                                     TO THE

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        BORON, LEPORE & ASSOCIATES, INC.


     BORON, LEPORE & ASSOCIATES, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

     FIRST:    That the Board of Directors on August 25, 1997 duly adopted a resolution in accordance with Section 242 of the DGCL (i) proposing that the Amended and Restated Certificate of Incorporation of the Corporation be amended,
(ii) declaring such amendment to be advisable and in the best interests of the Corporation, and (iii) directing that such amendment be submitted to and be considered by the stockholders of the Corporation entitled to vote thereon for approval by the affirmative vote of such stockholders. Pursuant to such resolution, the Amended and Restated Certificate of Incorporation shall be amended by inserting the following paragraph between the second and third paragraph of Article IV of the Amended and Restated Certificate of
Incorporation:

          "Upon the filing date of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the "Effective Time"), each outstanding share of Common Stock (as defined in Section C of Article
          IV) (the "Existing Common Stock"), Class A Common Stock (as defined in Section C of Article IV) (the "Existing Class A Common Stock"), and the Class B Common Stock (as defined in Section C of Article IV) (the "Existing Class B Common Stock"), shall thereupon be reclassified and changed into two-thirds of one share of Common Stock, par value $.01 per share (the "New Common Stock"), Class A Common Stock, par value $.01 per share (the "New Class A Common Stock"), and Class B Common Stock, par value $.01 per share (the "New Class B

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     Common Stock"), respectively. Upon such Effective Time, each holder of
     Existing Common Stock, Existing Class A Common Stock and Existing Class B Common Stock shall thereupon automatically be and become the holder of two-thirds of one share of New Common Stock, New Class A Common Stock and New Class B Common Stock for every share of Existing Common Stock, Existing Class A Common Stock and Existing Class B Common Stock then held by such holder. Upon such Effective Time, each certificate formerly representing a stated number of shares of Existing Common Stock, Existing Class A Common Stock and Existing Class B Common Stock shall thereupon be a certificate for and shall represent two-thirds of the number of shares of New Common Stock, New Class A Common Stock and New Class B Common Stock as is stated in such certificate. As soon as practicable after such Effective Time, stockholders as of the date of the reclassification will be notified thereof and, upon their delivery of their certificates for Existing Common Stock, Existing Class A Common Stock and Existing Class B Common Stock to the Corporation, will be sent stock certificates representing their shares of New Common Stock, New Class A Common Stock and New Class B Common Stock, rounded down to the nearest whole number, together with cash representing the fair value of such holder's fractional shares of New Common Stock, New Class A Common Stock and New Class B Common Stock. No script or fractional share certificates for New Common Stock, New Class A Common Stock and New Class B Common Stock will be issued in connection with this reverse stock split."


     SECOND: That thereafter, pursuant to the resolution of its Board of Directors certified to in the preceding paragraph, the proposed amendment as set forth in this Certificate of Amendment to the Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation entitled to vote thereon by the Board of Directors, who recommended such amendment as being advisable and in the best interests of the Corporation, and such amendment was duly adopted by a stockholder consent in lieu of a meeting of the stockholders, with the holders of a majority of the outstanding shares of the Company's Common Stock and Class A Common Stock (voting as separate classes) and sixty-six and two-thirds percent of the outstanding shares of the Company's Convertible Participating Preferred Stock, in addition to the holders of a majority of the outstanding shares of Common Stock, Class A Common Stock and Convertible Participating Preferred Stock (on an as converted basis) voting as a single class, consenting to the adoption of this Certificate of Amendment to the



                                       2
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Amended and Restated Certificate of Incorporation in accordance with the provisions of Sections 228 and 242 of the DGCL and the terms of the Amended and Restated Certificate of Incorporation, such holders being all of the holders of the Corporation's capital stock entitled to vote thereon.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Patrick G. LePore, its President, and attested by Martin J. Veilleux, its Secretary, this 25th day of August, 1997.


                              BORON, LEPORE & ASSOCIATES, INC.


                              By: /s/ Patrick G. LePore
                                  ---------------------------------
                                  Patrick G. LePore
                                  President


ATTEST:


By:  /s/ Martin J. Veilleux
     ---------------------------------
     Martin J. Veilleux
     Secretary